Exhibit 99(h)

Notes to Consolidated Financial Statements

(Tabular amounts in millions of United States dollars except number of shares and per share amounts)

Note 1. Summary of significant accounting policies

        The consolidated financial statements of Inco Limited (“Inco”) and its subsidiaries (referred to as “we”, “us” and “our”) are prepared in accordance with Canadian generally accepted accounting principles (GAAP), consistently applied, which, in our case, conform in all material respects with United States GAAP except as explained in Note 22.

      Principles of consolidation

        The financial statements of entities which are directly or indirectly controlled by Inco, referred to as subsidiaries, are consolidated. Entities which are not controlled and over which Inco has the ability to exercise significant influence, referred to as affiliates, are accounted for using the equity method. Investments in other entities are accounted for using the cost method.

      Estimates

        Financial statements prepared in accordance with Canadian and United States GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Translation of consolidated financial statements into United States dollars

        These consolidated financial statements are expressed in United States dollars. Monetary assets and liabilities are translated into United States dollars using year-end rates of exchange. All other assets and liabilities are translated at applicable historical rates of exchange or at rates established by related forward currency contracts. Revenues, expenses and certain costs are translated at monthly average exchange rates except for inventoried costs, depreciation and depletion which are translated at historical rates. Realized exchange gains and losses and currency translation adjustments are included in earnings.

      Cash and marketable securities

        Cash and marketable securities comprise cash, time deposits and other interest-bearing instruments with original maturity dates less than three months.

      Inventories

        Inventories are stated at the lower of cost and net realizable value. Cost for metals is mainly average production or purchase cost, and for supplies is average purchase cost.

      Property, plant and equipment

        Property, plant and equipment are stated at cost. Such cost, in the case of mines and undeveloped properties, represents related acquisition and development expenditures. Financing costs, including interest, are capitalized when they arise from indebtedness incurred to finance the development, construction or expansion of significant mineral properties and facilities. When the net carrying value of an item of property, plant and equipment, less its related provision for future removal and site restoration costs and deferred income and mining taxes, exceeds the estimated undiscounted future net cash flows together with its residual value, the excess is charged to earnings. Estimates of future cash flows are subject to risks and uncertainties.

      Revenue recognition

        Revenue is recorded when title passes to the customer. The passing of title is based on terms of the contract, which is generally upon shipment. Revenue is generally recognized based on the monthly average of prevailing commodity prices according to the terms of the contracts. Prices used for provisionally priced shipments are based on London Metal Exchange (LME) prices prevailing at the time of shipment and are adjusted to actual prices at the time of final settlement.

      Exploration

        Exploration expenditures are expensed as incurred except in areas currently under development, where production is probable, or in areas under feasibility study, where there is production potential, in which case they are capitalized and amortized using the unit-of-production method.

      Depreciation and depletion

        Depreciation is calculated using the straight-line method and, for the nickel operations in Indonesia, the unit-of-production method, and is based on the estimated economic lives of property, plant and equipment. Such lives are generally limited to a maximum of 20 years. Depletion is calculated by a method which allocates mineral property acquisition and mine development costs rateably to the tonnes of ore mined.

      Environmental expenditures

        The operations have been, and may in the future be, affected from time to time in varying degrees by changes in environmental laws and regulations, including those for future removal and site restoration costs. Both the likelihood of future regulations and their overall effect upon us vary greatly from country to country and are not predictable. Our policy is to meet or, if possible, surpass environmental standards set by relevant legislation, by the application of technically proven and economically feasible measures.

        Environmental expenditures that relate to ongoing environmental and reclamation programs are charged to earnings as incurred or capitalized and depreciated depending on their future economic benefits. Estimated future removal and site restoration costs are charged to earnings on a straight-line basis over the estimated remaining life of the related business operation. Actual removal and site restoration expenditures are charged to the related liability.

      Income and mining taxes

        Income and mining taxes comprise the provision (relief) for taxes actually paid or payable (received or receivable) and deferred taxes. Deferred income and mining taxes are computed using the asset and liability method whereby deferred income and mining tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income and mining tax assets and liabilities are computed using current foreign currency exchange rates and using income tax rates in effect when the temporary differences are expected to reverse. The effect on deferred income and mining tax assets and liabilities of a change in tax rates is recognized in earnings in the period of substantial enactment. The provision or relief for deferred income and mining taxes is based on the changes in deferred income and mining tax assets and liabilities during the period.

        Investment tax credits are accounted for by the cost reduction method whereby investment tax credits related to the acquisition of assets are deferred and recognized in earnings as the related assets are depreciated, while those related to research and development expenses are included in earnings.

      Financial instruments and commodities contracts

        Forward, option and swap contracts are periodically used to hedge the effect of exchange rate changes on our future local currency requirements. In addition, forward, option and swap contracts are used to hedge the effect of price changes on a portion of the metals we sell. Fuel oil swap contracts are used to hedge the effect of price changes in respect of a portion of our energy requirements in Indonesia. Gains and losses on these contracts are deferred and recognized as a component of the related transaction. Interest rate swaps are used to hedge interest rate risk exposure. Amounts receivable or payable related to the swaps are recorded in interest expense concurrently with the interest expense of the underlying debt. We also purchase and sell foreign currencies and metals by using forward contracts which have not been specifically identified as hedges. The values of these contracts are marked to market with resulting gains and losses included in earnings.

      Post-retirement benefits

        The cost of providing benefits through defined benefit pensions and post-retirement benefits other than pensions is actuarially determined and recognized in earnings using the projected benefit method prorated on service. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in earnings over the expected average remaining service life of employees. The cost of providing benefits through defined contribution pension plans is charged to earnings in the period in respect of which contributions become payable.

      Stock compensation plans

        Cash received from employees upon exercise of options to purchase Common Shares is credited to then issued and outstanding Common Shares. In respect of Common Share appreciation rights, compensation expense is determined and accrued over the vesting period of the options based on the excess of the quoted market value of the respective shares over the exercise price.

      Net earnings (loss) per Common Share

        Basic earnings (loss) per Common Share is computed by dividing net earnings (loss) applicable to Common Shares by the weighted-average number of Common Shares issued and outstanding for the relevant period. Diluted earnings (loss) per Common Share is computed by dividing net earnings applicable to Common Shares, as adjusted for the effects of dilutive convertible securities, by the sum of the weighted-average number of Common Shares issued and outstanding and all additional Common Shares that would have been outstanding if potentially dilutive Common Shares had been issued.

Note 2. Changes in accounting policies

      (a) Foreign currency translation

        Effective January 1, 2002, we adopted a new standard of the Canadian Institute of Chartered Accountants (CICA) in respect of foreign currency translation that eliminated the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. There was no significant impact on our results of operations or financial condition as a result of the adoption of this standard.

      (b) Earnings Per Share

        Effective January 1, 2001, we adopted, retroactively, as a change in accounting policy, a new accounting standard of the CICA in respect of earnings per share. This new standard, which is consistent with United States GAAP, changes the method in which diluted earnings per share are calculated. The effect of adopting this new standard was to decrease diluted earnings per share by eight cents in 2000.

      (c) Interim Financial Statements

        Effective January 1, 2001, we adopted, retroactively, a new accounting standard of the CICA in respect of interim financial statements. As a consequence, we changed our accounting policy, for interim reporting purposes only, in connection with the timing of recognizing the costs associated with the planned annual shutdown of operations for maintenance. Previously, these costs were expensed evenly over the year whereas under the new standard such costs are expensed in the period in which they are incurred. Certain quarterly comparative figures for 2000 have been restated in connection with the retroactive adoption of this new accounting standard.

      (d) Stock-based compensation

        Effective January 1, 2001, we adopted, retroactively, a new accounting standard of the CICA in respect of stock-based compensation and other stock-based payments. The standard requires either the recognition of a compensation expense for grants of stock, stock options and other equity instruments to employees, based on the estimated fair value of the instrument at the grant date, or, alternatively, the disclosure of pro forma net earnings and earnings per share data, as if stock-based compensation had been recognized in earnings. As we elected to disclose pro forma net earnings and earnings per share data there was no effect of adopting this change in accounting on our results of operations and financial position.

Note 3. Asset impairment charges

        On June 11, 2002, we announced that we would be undertaking a review of the net carrying value of our Voisey’s Bay project in view of the statement of principles entered into with the Government of the Province of Newfoundland and Labrador on that date and other arrangements with key stakeholders that would enable the development of that project to proceed. We had noted on a number of occasions in our public filings and other documents that such events, if and when they were to occur, might require a significant reduction in the carrying value of the Voisey’s Bay project and in the related deferred income and mining tax liability and in shareholders’ equity. This review, which was completed in July 2002, included an analysis of the key assumptions which we utilized in evaluating this net carrying value on a quarter-to-quarter basis relating to a number of important factors, including our best assessment of the expected cash flows from the project, how the development of Voisey’s Bay, taking into account the agreements which have been reached, fits within our overall long-term development plans and updated mining and other cost assumptions. As a result of this review, we recorded a non-cash charge of $1,552 million, net of deferred income and mining taxes of $770 million, in the second quarter of 2002 to reduce the $3,753 million net carrying value of the Voisey’s Bay project to $2,201 million. In 2000, as a result of a change in Canadian GAAP, the deferred income and mining tax liability associated with Voisey’s Bay was increased by $2,222 million and the carrying value of Voisey’s Bay was also increased by this same amount.

        In addition, we recorded a non-cash charge of $61 million, net of income and mining taxes of $15 million, in the second quarter of 2002 to reduce the carrying values of certain plant, equipment and other assets to their estimated net recoverable amounts based on an evaluation of their recoverability. The principal component of this charge related to capitalized exploration and development costs of the Victor Deep exploration project at our Ontario operations that, as a result of the development of the deposits covered by our Voisey’s Bay projects, would probably not be put into production. The balance of this charge consisted primarily of reductions to certain redundant plant, equipment and non-core assets as well as an additional provision for losses relating to certain receivables and other assets arising from our commercial relationships with one of our principal customers that had filed for bankruptcy protection in late March 2002. In the first quarter of 2002, we recorded a non-cash asset impairment charge of $13 million, net of income and mining taxes of $4 million, for losses associated with certain receivables and other assets as a result of this bankruptcy filing.

Note 4. Goro project suspension costs

        In early September 2002, the Goro project experienced temporary labour disruptions by personnel associated with certain project construction subcontractors. As a result of these disruptions, a decision was made to curtail certain activities at the project’s site to enable us, contractors, subcontractors and other interested parties to develop procedures to avoid future disruptions. Over the September – November 2002 period, a number of procedures were put in place as part of a phased resumption of certain of the project activities that had been curtailed. During this period, we also initiated an update of the status of certain key aspects of the project, including the necessary permitting, capital cost estimate, project schedule and organization. Work on certain critical parts of the project, including engineering, continued during this update process.

        On December 5, 2002, we announced that we would be undertaking a comprehensive review of the Goro project. This action had been based upon information from the project’s principal firms providing project engineering, procurement and construction management services that we had received that, if confirmed, would indicate an increase in the capital cost for the project in the range of 30 to 45 per cent above the then current capital cost estimate of $1,450 million. As a result of the temporary suspension of certain development activities and other actions which had been taken by year-end 2002 during this review process, we recorded a pre-tax charge of $25 million in the fourth quarter of 2002. This charge comprised $62 million relating to the cancellation or termination of certain outstanding contractual obligations, to accrue for demobilization costs and to reduce the carrying value of certain assets relating to the project, partially offset by currency hedging gains of $37 million on certain forward currency contracts. These contracts, which had been entered into to reduce exposure to exchange rate changes associated with certain planned project expenditures to be incurred in certain currencies, were closed out in early January 2003 since they no longer matched the timing of such expenditures due to their expected deferral as a result of the review being undertaken. The overall project review process is still in its preliminary stages given its planned scope. We do not currently expect to be in a position to report on the results of this review, including an updated capital cost estimate for the project and project schedule, and the additional effect, if any, that this review could have on our results of operations and financial condition, until at least the end of the second quarter or early in the third quarter of 2003.

Note 5. Other income, net

        Other income, net is comprised of the following:

Year ended December 31	2002	2001	2000

Interest income	$ 27	$ 14	$ 7
Gains from sales of securities	5	—	9
Other, net	8	(1)	(6)

Other income, net	$ 40	$ 13	$ 10

Note 6. Income and mining taxes

        The provision (relief) for income and mining taxes was as follows:

Year ended December 31	2002	2001	2000

Current taxes
Canadian	$ 129	$ 26	$ 188
Foreign	(10)	18	21

	119	44	209

Deferred taxes
Canadian	(776)	(145)	(31)
Foreign	18	17	48

	(758)	(128)	17

Income and mining taxes	$ (639)	$ (84)	$ 226

        Earnings (loss) before income and mining taxes and minority interest, by geographic source, were as follows:

Year ended December 31	2002	2001	2000

Canada	$ (2,066)	$ 144	$ 392
Foreign	(37)	87	278

	$ (2,103)	$ 231	$ 670

        The reconciliation between the combined federal-provincial statutory income tax rate in Canada and the effective income and mining tax rate was as follows:

Year ended December 31	2002	2001	2000

Provision (relief)
Combined Canadian federal-provincial statutory income tax rate	(39.9)%	40.6%	41.5%
Resource and depletion allowances	(1.2)	(10.2)	(8.7)

Adjusted income tax rate	(41.1)	30.4	32.8
Mining taxes	0.9	7.5	8.9

	(40.2)	37.9	41.7
Currency translation adjustments	0.4	0.5	1.6
Foreign tax rate differences	1.4	(4.3)	(5.1)
Effect of tax rate changes on deferred taxes	—	(74.8)	(10.0)
Effect of asset impairment charges	7.6	—	—
Other	0.4	4.3	5.5

Effective income and mining tax rate	(30.4)%	(36.4)%	33.7%

        Deferred income and mining tax liabilities and assets consisted of the following:

December 31	2002	2001	2000

Liabilities:
Property, plant and equipment	$ 1,523	$ 2,247	$ 2,562
Post-retirement benefits	35	29	24
Other	6	3	2

	1,564	2,279	2,588

Assets:
Accounting provisions not currently deductible for tax	167	157	182
Tax loss carryforwards	48	53	17
Other	9	5	5

	224	215	204
Valuation allowance	(24)	(53)	(17)

	200	162	187

Net deferred income and mining tax liability	$ 1,364	$ 2,117	$ 2,401

        At December 31, 2002, other current assets included current deferred income and mining taxes of $51 million (2001 – $39 million; 2000 – $29 million).

        Deferred income and mining taxes have not been provided on the undistributed earnings of foreign subsidiaries, which are considered to be reinvested indefinitely outside of Canada.

        In connection with the Goro project in New Caledonia, Goro Nickel S.A. has secured a tax holiday which became effective during 2001. Following the construction period, the tax holiday comprises a 15-year income tax exemption commencing in the first year in which commercial production is achieved, as defined by the applicable legislation, followed by a five-year, 50 per cent tax holiday.

Note 7. Net earnings (loss) per Common Share

        The computation of basic and diluted earnings (loss) per share was as follows:

Year ended December 31	2002	2001	2000 (Restated)

Basic earnings (loss) per share computation
Numerator:
Net earnings (loss)	$ (1,481)	$ 305	$ 400
Dividends on preferred shares	(26)	(26)	(26)
Accretion of LYON Notes	(4)	(3)	—

Net earnings (loss) applicable to common shares	$ (1,511)	$ 276	$ 374

Denominator:
Weighted-average common shares outstanding (thousands)	182,830	182,074	181,727

Basic earnings (loss) per common share	$ (8.27)	$ 1.52	$ 2.06

Diluted earnings (loss) per share computation
Numerator:
Net earnings (loss) applicable to common shares	$ (1,511)	$ 276	$ 374
Dilutive effect of:
Convertible debentures	—	6	13

Net earnings (loss) applicable to common shares, assuming dilution $	(1,511)	$ 282	$ 387

Denominator:
Weighted-average common shares outstanding (thousands)	182,830	182,074	181,727
Dilutive effect of:
Class VBN shares	—	—	12,397
Convertible debentures	—	5,750	9,931
Stock options	—	868	1,089

Weighted-average common shares outstanding, assuming dilution	182,830	188,692	205,144

Diluted earnings (loss) per common share	$ (8.27)	$ 1.49	$ 1.89

        In 2002, debentures convertible into 9,705,111 Common Shares (2001 – 4,180,601; 2000 – nil), options on 7,476,506 Common Shares (2001 – 5,261,534; 2000 – 4,082,534), Preferred Shares convertible into 11,277,868 Common Shares (2001 – 11,277,987; 2000 – 11,278,017) and Warrants exercisable for 11,023,497 Common Shares (2001 – 11,021,947; 2000 – 10,997,903) were excluded from the computation of diluted earnings (loss) per Common Share because their effects were not dilutive.

Note 8. Inventories

        Inventories consisted of the following:

December 31	2002	2001	2000

Finished and in-process metals	$ 510	$ 435	$ 450
Supplies	66	65	70

	$ 576	$ 500	$ 520

Note 9. Property, plant and equipment

        Property, plant and equipment consisted of the following:

December 31	2002	2001	2000

Mines and mining plants	$ 2,745	$ 2,682	$ 2,646
Processing facilities	3,281	3,169	3,176
Voisey's Bay project	3,338	5,532	5,647
Goro project	637	180	96
Other	595	604	575

Total property, plant and equipment, at cost	10,596	12,167	12,140

Accumulated depreciation	3,095	2,874	2,780
Accumulated depletion	1,156	1,076	1,008

Total accumulated depreciation and depletion	4,251	3,950	3,788

Property, plant and equipment, net	$ 6,345	$ 8,217	$ 8,352

        We review and evaluate our property, plant and equipment and other assets for impairment when events or changes in economic and other circumstances indicate that the carrying value of such assets may not be recoverable. The net recoverable value of a capital asset is calculated by estimating undiscounted future net cash flows from the asset together with the asset’s residual value. Future net cash flows are developed using assumptions that reflect our planned course of action for an asset given our best estimate of the most probable set of economic conditions.

        Evaluation of the future cash flows from major development projects such as the Voisey’s Bay and Goro projects entails a number of assumptions regarding project scope, the timing, receipt and terms of regulatory approvals, estimates of future metals prices, estimates of the ultimate size of the deposits, ore grades and recoverability, timing of commercial production, commercial viability of new technological processes, production volumes, operating and capital costs, and foreign currency exchange rates. Inherent in these assumptions are significant risks and uncertainties.

        At December 31, 2002, the net carrying value of property, plant and equipment under construction or development not subject to depreciation or depletion was $4,109 million (2001 – $5,761 million; 2000 – $5,929 million). Capitalized interest costs included in capital expenditures were $27 million in 2002 (2001 – $13 million; 2000 – $15 million).

        Effective January 1, 2003, we will adopt a new accounting standard of the CICA in respect of the impairment or disposal of long-lived assets, which substantially conforms to United States GAAP. We have determined that there will be no significant impact on our results of operations or financial condition as a result of the adoption of this standard.

Note 10. Long-term debt

        Long-term debt consisted of the following (weighted-average interest rates, where applicable, and repayment periods at December 31, 2002 are shown in parentheses):

December 31	2002	2001	2000

Inco Limited
5.75% Convertible Debentures (2004)(a)	$ 173	$ 173	$ 173
7.75% Convertible Debentures (2003 - 2016)(b)	151	160	160
15.75% Sterling Unsecured Loan Stock (2006)(c)	45	45	45
7.75% Notes (2012) (d)	400	—	—
9.6% Debentures (2022)(e)	159	159	159
7.20% Debentures (2032) (f)	400	—	—
9.875% Debentures (g)	—	—	91
Bank credit facilities (h)	—	—	34
PT International Nickel Indonesia Tbk
Loan facilities (2.9%) (2003 - 2006)(i)	269	292	356
Other
Other (8.0%) (2003-2031)	46	11	12

	1,643	840	1,030
Long-term debt due within one year	97	81	78

	$ 1,546	$ 759	$ 952

    (a)        The 5.75 per cent Convertible Debentures, which are listed on the New York Stock Exchange, are convertible, at the option of the holders, into Common Shares, at a conversion price of U.S.$30 per share. The Debentures are redeemable, at our option, commencing in 1999 at an initial premium of 2.875 per cent, declining annually to redemption at par in 2004.

    (b)        The 7.75 per cent Convertible Debentures, which are listed on the New York Stock Exchange, are convertible, at the option of the holders, into Common Shares at a conversion price of U.S.$38.25 per share. The Debentures are redeemable, at our option, in 1999 at a premium of 1.55 per cent, declining annually to redemption at par in 2001 and thereafter.

    (c)        The 15.75 per cent Sterling Unsecured Loan Stock is redeemable in 2006 in sterling or, at the option of the holders, in U.S. dollars at a fixed exchange rate of one pound sterling to $1.98.

    (d)        On May 13, 2002, we issued and sold through an underwritten public offering in the United States $400 million aggregate principal amount of 7.75% Notes due 2012. The Notes, which are listed on the New York Stock Exchange, are redeemable, at our option, at any time at a price equal to the greater of the principal amount of the Notes and the sum of the present values of the remaining scheduled payments of principal and interest.

    (e)        The 9.6 per cent Debentures are redeemable, at our option, commencing in 2002 at an initial premium of 4.8 per cent, declining annually to redemption at par in 2012 and thereafter. The interest payments under the Debentures were swapped in exchange for a floating rate of 3.05 per cent over LIBOR.

    (f)        On September 23, 2002, we issued and sold through an underwritten public offering in the United States $400 million aggregate principal amount of 7.20% Debentures due 2032. The Debentures, which are listed on the New York Stock Exchange, are redeemable, at our option, at any time at a price equal to the greater of the principal amount of the Debentures and the sum of the present values of the remaining scheduled payments of principal and interest.

    (g)        The 9.875 per cent Debentures were redeemable, at our option, commencing in 1999 at an initial premium of 3.638 per cent, declining annually to 0.364 per cent in 2008 and at par thereafter. The Debentures were redeemed in June 2001.

    (h)        We maintain committed bank credit facilities aggregating $675 million at December 31, 2002, including one facility entered into by one of our United States subsidiaries. These facilities are provided by a group of banks under separate agreements, the terms of which are substantially the same. Except for three facilities totalling $100 million in commitments, the facilities include revolving commitments of from 364 days to up to five years. The other three facilities totalling $100 million in commitments have only revolving periods which expire either in June 2005 or June 2006. The revolving period of each of the facilities may be extended for an additional 364-day period at the discretion of the respective bank under the particular facility, subject to the approval of lenders representing, in the aggregate, at least 66? per cent of the total aggregate commitments under the facilities, and any amounts outstanding at the maturity of the revolving period are repayable at that time. The revolving periods for the facilities currently expire on dates ranging from June 4, 2003 to June 5, 2007, with $288 million of these facilities expiring on June 4, 2003.

        Each facility provides that, so long as advances are outstanding, we will be required to maintain a Tangible Net Worth, as defined, of not less than $1,500 million and a ratio of Consolidated Indebtedness to Tangible Net Worth, as defined, not to exceed 50:50. At December 31, 2002, taking into account the asset impairment charges relating to the reduction in the carrying value of the Voisey’s Bay project and certain other assets and the charge for the Goro project suspension costs referred to above, the Tangible Net Worth was $3,309 million and the ratio of Consolidated Indebtedness to Tangible Net Worth was 31:69.

    (i)        Our 59 per cent-owned subsidiary, PT International Nickel Indonesia Tbk (“PT Inco”), had outstanding at December 31, 2002 loan facilities aggregating $269 million consisting of a $183 million expansion loan (2001 – $236 million; 2000 – $288 million); a $44 million loan (2001 – $56 million; 2000 – $68 million) and a $42 million loan (2001 – $nil million; 2000 – $nil million). All loans under the loan facilities are repayable in 13 equal semi-annual instalments commencing March 31, 2000. The expansion loan and the $44 million loan bear interest, when drawn, at 7/8 per cent over LIBOR in the first five years and one per cent over LIBOR in the last five years. The $42 million loan bears interest at 1 1/2 per cent over LIBOR. As security for these loans, PT Inco has assigned and pledged certain of its cash and marketable securities, sales agreements, service agreements and insurance policies.

        Interest expense on long-term debt for the years 2002, 2001 and 2000 was $53 million, $54 million and $76 million, respectively. The average effective interest rate on long-term debt at December 31, 2002 was 6.4 per cent. Approximately 27 per cent of long-term debt bears interest at rates that are subject to periodic adjustments based on market interest rates. Approximately 98 per cent of long-term debt is effectively payable in U.S. dollars.

        At December 31, 2002, long-term debt maturities and sinking fund requirements for each of the five years through 2007 were: 2003 – $97 million; 2004 – $263 million; 2005 – $89 million; 2006 – $95 million; 2007 – $10 million.

Note 11. Post-retirement benefits

        Our pension plans cover essentially all employees and provide certain health care and life insurance benefits for retired employees.

        The change in the funded status of post-retirement defined benefit plans was as follows:

	Pension benefits			Post-retirement benefits other than pensions

Year ended December 31	2002	2001	2000	2002	2001	2000

Change in post-retirement benefits obligation
Obligation at beginning of year	$ 2,031	$ 2,101	$ 2,001	$ 581	$ 561	$ 561
Service cost	27	27	29	6	6	6
Interest cost	140	138	138	41	39	38
Plan amendments	10	—	52	—	—	—
Changes in assumptions	69	—	—	68	29	—
Actuarial losses	18	28	104	9	10	1
Benefits paid	(150)	(142)	(154)	(32)	(31)	(29)
Currency translation adjustments	27	(121)	(69)	4	(33)	(16)

Obligation at end of year	$ 2,172	$ 2,031	$ 2,101	$ 677	$ 581	$ 561

Change in pension plan assets
Fair value of plan assets at beginning of year	$ 1,507	$ 1,731	$ 1,833
Actual return on plan assets	(91)	(54)	55
Employer contributions	67	60	57
Benefits paid	(138)	(136)	(155)
Currency translation adjustments	22	(94)	(59)

Fair value of plan assets at end of year	$ 1,367	$ 1,507	$ 1,731

Unfunded status of plans at end of year	$ (805)	$ (524)	$ (370)	$ (677)	$ (581)	$ (561)
Unrecognized actuarial and investment losses	864	562	362	173	101	73
Unrecognized prior service costs	67	70	93	—	—	—

Net post-retirement benefits asset

(liability) at end of year	$ 126	$ 108	$ 85	$ (504)	$ (480)	$ (488)

        The net post-retirement benefits asset (liability) is reflected in the Consolidated Balance Sheet as follows:

	Pension benefits			Post-retirement benefits other than pensions

December 31	2002	2001	2000	2002	2001	2000

Deferred charges and other assets	$ 138	$ 120	$ 97	—	—	—
Accrued payrolls and benefits	(12)	(12)	(12)	(29)	(29)	(19)
Post-retirement benefits	—	—	—	(475)	(451)	(469)

Net post-retirement benefits asset (liability)	$ 126	$ 108	$ 85	$ (504)	$ (480)	$ (488)

        Post-retirement benefits expense included the following components:

	Pension benefits			Post-retirement benefits other than pensions

Year ended December 31	2002	2001	2000	2002	2001	2000

Service cost	$ 27	$ 27	$ 29	$ 6	$ 6	$ 6
Interest cost	140	138	138	41	39	38
Expected return on plan assets	(152)	(150)	(146)	--	--	--
Amortization of actuarial and investment losses	35	17	9	6	4	3
Amortization of unrecognized prior service costs	13	18	24	—	—	—

Defined benefit pension and post-retirement
benefits other than pensions expense	63	50	54	53	49	47
Defined contribution pension expense	4	4	4	—	—	—

Post-retirement benefits expense	$ 67	$ 54	$ 58	$ 53	$ 49	$ 47

        The weighted-average assumptions used in the determination of the post-retirement benefits expense and obligation were as follows:

	Pension benefits			Post-retirement benefits other than pensions

Year ended December 31	2002	2001	2000	2002	2001	2000

Discount rate	7.0%	7.0%	7.0%	7.0%	7.0%	7.0%
Expected return on plan assets	9.0%	9.0%	9.0%
Rate of compensation increase	3.0%	3.0%	3.0%

        Effective December 31, 2002, the assumption for the discount rate used to determine the pension benefits obligation was changed to 6.5 per cent. Effective January 1, 2003, the assumption for the expected return on plan assets was changed to 8.5 per cent.

        The composite health care cost trend rate used in measuring post-retirement benefits other than pensions was assumed to begin at eight per cent, gradually declining to five per cent by 2006 and remaining at that level thereafter.

        The projected pension benefits obligation and fair value of plan assets for pension plans with accumulated benefits obligations in excess of plan assets were as follows:

	Pension benefits

December 31	2002	2001	2000

Projected benefits obligation	$ 2,172	$ 1,940	$ 1,947
Fair value of plan assets	1,367	1,415	1,562

Unfunded status	$ (805)	$ (525)	$ (385)

        A one per cent change in the assumed composite health care cost trend rate would have the following effects:

	Post-retirement benefits other than pensions

	1% Increase	1% Decrease

Effect on accumulated benefits obligation	$ 100	$ (80)
Effect on net periodic expense	7	(6)

Note 12. Future removal and site restoration costs

        The estimation of future removal and site restoration costs depends on the development of environmentally acceptable closure and post-closure plans, which, in some cases, may require significant research and development to identify preferred methods for such plans which are economically sound and which, in many cases, may not be implemented for several decades. We have continued to utilize appropriate technical resources, including outside consultants, to develop specific site closure and post-closure plans in accordance with the requirements of the various jurisdictions in which we operate. Typical closure and progressive rehabilitation activities include, where applicable, demolition of buildings, removal of underground equipment, sealing of mine openings, treatment to reduce or prevent acid generation from stockpiled waste materials such as tailings, general clean-up activities aimed at returning the area to an environmentally acceptable condition, and post-closure care and maintenance.

        In accordance with environmental regulations adopted by the Province of Ontario in 1991, we developed rehabilitation and site restoration plans associated with the eventual closure of our operations in that province. Three closure plans were filed by the end of 1997, having previously received approval from the Province of Ontario for the consolidation of our operating mines and properties in that province into 15 sites for purposes of closure plans, and the remaining 12 closure plans were filed by the end of 1998. As a result of provincial regulatory changes which became effective in 2000, the plans were refiled to meet these changes in 2001. We have continued to develop future tailings disposal and water management alternatives to accommodate up to approximately 40 years of future production. We believe that cost-effective tailings disposal alternatives exist within the ongoing operating activities of the Sudbury operations which would limit site restoration at closure to a care and maintenance activity, thus significantly reducing the costs of such site restoration.

        In accordance with environmental regulations adopted by the Province of Manitoba in 1999, we are in the process of developing reclamation plans associated with the eventual closure of operations in that province. We submitted two reclamation plans for our mines and processing facilities in 2000, two plans in 2001 and the remaining plans will be submitted in 2003, even though it is highly unlikely that we would have any intentions of closing our operations at that time. We have continued to develop future tailings disposal and water management alternatives. The ongoing operating procedures associated with these alternatives limit site restoration to a care and maintenance activity after the operations are closed.

        Closure plans for the proposed mine and mill facilities were prepared and submitted in 1998 in connection with the environmental review process of the Voisey’s Bay project in the Province of Newfoundland and Labrador. Closure plans were prepared and submitted in 2001 in connection with the bankable feasibility study for the Goro project in New Caledonia.

        We follow a policy of progressive rehabilitation at our Indonesian operations whereby land disturbed by mining activities is revegetated on an ongoing basis. Based on an independent feasibility study, the expansion of facilities in Sorowako meets or surpasses current standards in Indonesia and Canada for containment of contaminant discharges to air, water and land.

        Closure plans are in the process of being prepared for the surface facilities in the United States and the United Kingdom. However, based on currently available information, there are no required significant site restoration activities associated with these facilities.

        Substantial removal and site restoration costs are incurred on an ongoing basis which will significantly reduce future removal and site restoration costs that may otherwise be incurred following the closure of any sites. This progressive rehabilitation includes tailings management, land reclamation and revegetation programs, decommissioning and demolition of plants and buildings, and waste management activities. Operating costs associated with ongoing environmental and reclamation programs, including progressive rehabilitation, aggregated $13 million in 2002, $12 million in 2001 and $7 million in 2000 and are included in cost of sales and operating expenses. Capital expenditures on environmental projects were $ 9 million in 2002, $17 million in 2001 and $10 million in 2000.

        Although the ultimate amount to be incurred is uncertain, the total liability for future removal and site restoration costs in respect of worldwide operations, to be incurred primarily after cessation of operations, is estimated to be approximately $415 million at December 31, 2002. In recognition of this future liability, starting in 1995 we have annually provided an accounting provision of $10 million for future removal and site restoration costs, which is included in cost of sales and operating expenses. This amount is based upon the estimated remaining lives of the applicable ore reserves and facilities and is in addition to ongoing operating and capital expenditures. The estimate of the total liability for future removal and site restoration costs has been developed from independent environmental studies including an evaluation of, among other factors, currently available information with respect to closure plans and closure alternatives, the anticipated method and extent of site restoration using current costs and existing technology, and compliance with presently enacted laws, regulations and existing industry standards. The total liability for future removal and site restoration costs represents estimated expenditures associated with closure, progressive rehabilitation and post-closure care and maintenance. Potential recoveries of funds from the future sale of assets upon the ultimate closure of operations have not been reflected in the estimate of the total liability or related annual provision.

        As of December 31, 2002, we had outstanding surety bonds in the amount of $17 million to secure a portion of our closure costs.

        In view of the uncertainties concerning environmental remediation, the ultimate cost of future removal and site restoration could differ materially from the estimated amounts provided. The estimate of the total liability for future removal and site restoration costs is subject to change based on amendments to laws and regulations and as new information concerning our operations becomes available. Future changes, if any, to the estimated total liability as a result of amended requirements, laws, regulations and operating assumptions may be significant and would be recognized prospectively as a change in accounting estimate, when applicable. Environmental laws and regulations are continually evolving in all regions in which we operate. We are not able to determine the impact, if any, of environmental laws and regulations that may be enacted in the future on our results of operations or financial position due to the uncertainty surrounding the ultimate form that such future laws and regulations may take.

Note 13. LYON Notes

        On March 29, 2001, we issued and sold, on a bought deal basis, zero-coupon convertible notes (“LYON Notes”), representing an aggregate principal amount at maturity of $438 million, which are due and payable March 29, 2021, for net cash proceeds of $226 million. No interest is payable on the LYON Notes prior to maturity except in connection with any term or condition where the holder receives the then accreted value of the LYON Notes.

        The LYON Notes are convertible, at the option of the holder, at any time on or prior to their maturity date into Common Shares at a fixed conversion rate of 26.5530 Common Shares per LYON Note, representing an initial conversion price of $19.76 per share, with such conversion rate and price being subject to certain anti-dilution adjustment provisions. Holders of LYON Notes also have a special conversion right, exercisable on March 29 in 2007, 2011 and 2016, giving such holders the right to convert the then accreted value of their LYON Notes into Common Shares based upon the then market price for such shares. The LYON Notes are also subject to redemption at our option on or after March 29, 2007 at their then accreted value.

        We have the right, subject to certain conditions, in connection with the exercise by a holder of such conversion or special conversion rights, to pay such holders cash, in whole or in part, in lieu of Common Shares. We also have the right, subject to certain conditions, in connection with any redemption or certain purchases of the LYON Notes, to pay the redemption or purchase price in Common Shares, based upon the then market price thereof, or in cash or any combination of Common Shares and cash. We are required to offer to purchase the LYON Notes if there is a change in control of Inco, as defined in the Trust Indenture dated as of March 29, 2001 between Inco and The Bank of New York, as Trustee, occurring before March 29, 2007.

        The LYON Notes accrete over the 20-year term of the LYON Notes to their value at maturity through periodic after-tax charges to retained earnings. The LYON Notes are not dilutive for purposes of calculating diluted earnings per share based on our right to and current intention that we will eventually meet the redemption and conversion terms of these Notes in cash.

        Changes in the LYON Notes were as follows:

Amount

December 31, 2000	$ —
LYON notes issued	226
Accretion of LYON Notes	5

December 31, 2001	231
Accretion of LYON Notes	7

December 31, 2002	$ 238

Note 14. Preferred Shares

        We are authorized to issue 45,000,000 Preferred Shares with no par value, which are issuable in series for a maximum consideration of Cdn.$1,500 million or its equivalent in other currencies.

Preferred Shares Series E

        On August 21, 1996, we issued 9,424,657 5.5 per cent Convertible Redeemable Preferred Shares Series E (“Preferred Shares Series E”), with an issue price of $50 per share, for an aggregate face value of $471 million as partial consideration for the acquisition of Diamond Fields Resources Inc. (“Diamond Fields”). The Preferred Shares Series E have an annual cumulative dividend of 5.5 per cent payable in U.S. dollars or the equivalent in Canadian dollars. The Preferred Shares Series E are convertible at any time into Common Shares at a conversion rate, subject to certain adjustments in the event of stock splits, stock dividends, certain exchange or tender offers and certain fundamental corporate changes, of 1.19474 Common Shares for each Preferred Share Series E and are redeemable at our option after five years at an initial premium of 2.75 per cent, declining annually to 0.55 per cent in 2005, and are subject to mandatory redemption at the $50 issue price (or the equivalent in Canadian dollars at the option of the holder), together with all then accrued and unpaid dividends, on August 21, 2006. We have the right, subject to certain exceptions, to satisfy the optional or mandatory redemption price payable by issuing Common Shares based upon a formula equivalent to 95 per cent of a weighted-average trading price for the Common Shares over a 20-day period ending five days prior to the particular redemption date. The Preferred Shares Series E have general voting rights on the basis, subject to certain adjustments in the event of certain fundamental corporate changes, of one vote per share and have a separate series vote in the event of certain fundamental changes which require a series vote under applicable corporate laws. The Preferred Shares Series E also have a right to elect two Directors in the event that, and so long as, cumulative quarterly dividends on the series are in arrears for six or more quarters.

        Contingently issuable equity includes Preferred Shares Series E contingently issuable upon exercise of stock options held by former employees of Diamond Fields, which are exercisable through to December 13, 2003.

        Changes in the Preferred Shares Series E were as follows:

	Number of shares	Amount

December 31, 1999	9,430,628	$ 471
Shares converted to Common Shares	(3)	—
Shares issued upon exercise of former Diamond Fields' stock options	9,100	1

December 31, 2000	9,439,725	472
Shares converted to Common Shares	(25)	—

December 31, 2001	9,439,700	472
Shares converted to Common Shares	(100)	—

December 31, 2002	9,439,600	$ 472

Note 15. Class VBN Shares and Warrants

        On August 21, 1996, we issued 25,892,469 Class VBN Shares valued at $753 million as partial consideration for the acquisition of Diamond Fields. The Class VBN Shares issued represented a separate class of equity shares which were intended to reflect an interest, aggregating approximately 25 per cent, in the financial performance of the Voisey’s Bay project and all future discoveries in Labrador with respect to which Voisey’s Bay Nickel Company Limited (VBNC), formerly a 75 per cent-owned subsidiary of Diamond Fields and now our wholly-owned subsidiary, has the right to explore and develop. Accordingly, the Class VBN Shares were intended to provide holders with a financial return based on the performance of VBNC and not any of our other subsidiaries, divisions or operations.

        Effective December 14, 2000, pursuant to amendments to the terms of the Class VBN Shares approved at the special shareholders’ meeting held on November 28, 2000, we redeemed each of the Class VBN Shares for Cdn.$7.50 cash (or the equivalent in U.S. dollars) and a fraction, 0.45, of a Common Share purchase warrant (a “Warrant”) having an exercise price, for each whole Warrant, of Cdn.$30.00 (or the equivalent in U.S. dollars) for the purchase of one Common Share at any time on or before August 21, 2006. The exercise price and/or the number and kind of securities issuable on the exercise of the Warrants are subject to adjustment in certain events, as set forth in the Warrant Agreement dated as of December 1, 2000 among Inco, CIBC Mellon Trust Company and ChaseMellon Shareholder Services LLC, as Canadian and U.S. Warrant Agents, respectively, covering the issuance of the Warrants. These adjustments include, among others, certain changes in our capital structure such as any subdivision or consolidation of Common Shares, stock dividends or other distributions, the consolidation, amalgamation or merger of Inco with another company, or the transfer of all or substantially all of our assets.

        The excess of the carrying value of the Class VBN Shares over the cash redemption price and associated expenses, net of taxes, totalled $621 million, of which $62 million was allocated to the Warrants and $559 million was allocated to contributed surplus. The Class VBN Shares were eliminated from our authorized share capital by the requisite shareholder vote in April 2001.

        Changes in the Class VBN Shares were as follows:

	Number of shares	Amount

December 31, 1999	25,911,718	$ 753

Shares issued upon exercise of former Diamond Fields' stock options	25,000	1

Shares redeemed	(25,936,718)	(754)

December 31, 2000, 2001 and 2002	—	$ —

        Changes in the Warrants were as follows:

	Number of warrants	Amount

December 31, 1999	—	$ —
Warrants issued	10,997,903	62

December 31, 2000	10,997,903	62
Warrants issued	26,987	—
Warrants exercised	(2,943)	—

December 31, 2001	11,021,947	62
Warrants issued	1,782	—
Warrants exercised	(232)	—

December 31,2002	11,023,497	$ 62

Note 16. Common shares

        We are authorized to issue an unlimited number of Common Shares without nominal or par value.

        Changes in the Common Shares were as follows:

	Number of shares	Amount

December 31, 1999	181,569,141	$ 2,747
Options exercised	182,370	2
Shares issued on conversion of Preferred Shares Series E	3	—
Shares issued upon exercise of former Diamond Fields' stock options	55,700	2

December 31, 2000	181,807,214	2,751
Options exercised	367,350	5
Shares issued under incentive plans	15,196	—
Shares issued on conversion of Preferred Shares Series E	29	—
Shares issued on exercise of Warrants	2,943	—

December 31, 2001	182,192,732	2,756
Options exercised	1,012,635	14
Shares issued under incentive plans	32,633	1
Shares issued on conversion of Preferred Shares Series E	119	—
Shares issued on exercise of Warrants	232	—

December 31, 2002	183,238,351	$ 2,771

        Contingently issuable equity includes Common Shares contingently issuable upon exercise of stock options held by former employees of Diamond Fields, which are exercisable through to December 13, 2003.

        In September 1998, our Board of Directors, given the expiration of a shareholder rights plan which had been implemented in October 1988, adopted a new shareholder rights plan that took effect on October 3, 1998. This new plan, set forth in a Rights Plan Agreement entered into between Inco and CIBC Mellon Trust Company, as Rights Agent, is designed to (i) encourage the fair and equal treatment of shareholders in connection with any bid for control by providing them with more time than the minimum statutory period during which such bid must remain open in order to fully consider their options, and (ii) provide the Board of Directors with additional time, if appropriate, to pursue other alternatives to maximize shareholder value.

        The new plan, amended in certain respects by the Board of Directors in February 1999, was approved by shareholders at the 1999 Annual and Special Meeting of Shareholders and will remain in effect until October 2008 subject to reconfirmation of such plan, as may be further amended, by holders of the voting securities at the annual meeting of shareholders to be held in April 2005. The following represents a summary of some of the key terms of the plan.

        The rights issued under the plan will initially attach to and trade with the Common Shares and no separate certificates will be issued unless an event triggering these rights occurs. Certificates evidencing Common Shares will be legended to reflect that they evidence the rights until the Separation Time (as defined below). Holders of the 7.75 per cent Convertible Debentures, 5.75 per cent Convertible Debentures, LYON Notes and Preferred Shares Series E and the certificates of entitlement attached thereto (which entitle their holders to receive rights in the event that the related security is converted into Common Shares) will generally be entitled to receive, upon conversion of the relevant security and presentment of the certificate of entitlement, respectively, rights in an amount equal to the number of Common Shares issued upon conversion of such securities.

        The rights will separate from the Common Shares (“Separation Time”) and be transferable, trade separately from the Common Shares and become exercisable only when a person acquires, or announces their intention to acquire, beneficial ownership of 20 per cent or more of (i) the then outstanding Voting Securities (defined to include the Common Shares and Preferred Shares Series E), or (ii) the then outstanding Common Shares alone, in either case without complying with the “permitted bid” provisions of the plan (as summarized below), or without the approval of the Board of Directors. Should such an acquisition occur, each right would entitle its holder, other than the acquiring person or persons related to or acting jointly or in concert with such person, to purchase additional Common Shares at a 50 per cent discount to the then current market price. The acquisition by any person (an “Acquiring Person”) of 20 per cent or more of the Common Shares or Voting Securities, other than by way of a permitted bid, is referred to as a “Flip-in-Event”. Any rights held by an Acquiring Person will become void upon the occurrence of a Flip-in-Event.

        A “permitted bid” is a bid made to all holders of the outstanding Voting Securities that is open for at least 60 days. If, at the end of such 60-day period, more than 50 per cent of the then outstanding Common Shares, other than those securities owned by the party making the bid and certain related persons, have been tendered, such party may take up and pay for the Common Shares but must extend the bid for a further 10 business days to allow other shareholders to tender, thus providing shareholders who had not tendered to the bid with enough time to tender to the bid once it is clear that a majority of Common Shares have been tendered.

        Under this plan, we can (i) waive our application to enable a particular takeover bid to proceed, in which case the plan will be deemed to have been waived with respect to any other takeover bid made prior to the expiry of any bid subject to such waiver or (ii) with the prior approval of the holders of Voting Securities or rights, redeem the rights for nominal consideration at any time prior to a Flip-in-Event.

Note 17. Stock compensation plans

        The stock option plans authorize the granting of options to key employees to purchase Common Shares at prices not less than 100 per cent of their market value on the day the option is granted. The 2001 plan, which replaced the 1997 plan and has a term of five years, authorized the granting of options to purchase up to 6,000,000 Common Shares. The Non-Employee Director Share Option Plan, which came into effect in April 2002 and has a term of five years, authorized the granting of options to the non-employee members of our board of directors to purchase up to 300,000 Common Shares. The stock option plans provide that no shares subject to any options granted shall be purchasable after 10 years from the date of grant and also include an anti-dilution provision to protect the option-holder in the event of stock splits or other significant capital changes.

        At December 31, 2002, outstanding options for 3,011,200 Common Shares, as amended for the anti-dilution adjustment, also carry share appreciation rights (“SARs”). These SARs entitle an optionee, in lieu of exercising an option to purchase Common Shares, to surrender all or a portion of the related option in exchange for an amount equal to the difference between the then market price per share and the exercise price per share specified in the stock option, multiplied by the number of shares covered by the stock option, or portion thereof so surrendered. We may elect to deliver Common Shares, cash, or a combination of Common Shares and cash, equal in value to such difference. Compensation expense in respect of SARs for the years 2002, 2001 and 2000 was $7 million, $nil and $nil, respectively.

        One-half of stock options granted are exercisable on or after six months from the grant date, with the remaining options exercisable on or after 18 months from the grant date.

        Pursuant to our long-term incentive plans (LTIPs), awards in the form of Common Shares are made to certain key employees subject to transfer, sale and encumbrance restrictions for a three-year period from the date of the award. In the year ended December 31, 2002, 32,633 Common Shares were awarded in respect of LTIPs (2001 – 15,196; 2000 – nil).

        Changes in Common Share options outstanding are summarized as follows:

	Number of Common Shares

Year ended December 31	2002	2001	2000

Outstanding at beginning of year	7,729,634	6,977,984	6,320,418
Options granted	1,377,000	1,272,500	1,123,700
Options exercised	(1,140,700)	(427,350)	(267,500)
Options terminated	(489,428)	(93,500)	(198,634)

Outstanding at end of year	7,476,506	7,729,634	6,977,984

Available for grant at December 31	4,928,250	6,000,000	1,305,300

Exercisable at December 31	6,765,756	7,095,134	6,464,734

        Changes in the weighted-average exercise price of Common Share options are summarized as follows:

	Weighted-average exercise price

Year ended December 31	2002	2001	2000

Outstanding at beginning of year	$ 21.49	$ 21.83	$ 22.37
Options granted	17.80	16.96	17.94
Options exercised	(14.11)	(12.47)	(12.51)
Options terminated	(29.43)	(26.17)	(29.62)

Outstanding at end of year	$ 21.42	$ 21.49	$ 21.83

        The following table summarizes information about Common Share options outstanding at December 31, 2002.

Common Share Options Outstanding			Common Share Options Exercisable
Range of exercise prices	Number outstanding at December 31, 2002	Weighted-average remaining contractual life (years)	Weighted-average exercise price	Number exercisable at December 31, 2002	Weighted-average exercise price

$ 11-16	1,548,300	5.4	$ 13.69	1,548,300	$ 13.69
17-24	3,487,850	8.0	17.74	2,777,100	17.70
25-37	2,440,356	3.2	31.57	2,440,356	31.57

$ 11-37	7,476,506	5.9	$ 21.42	6,765,756	$ 21.78

        The expiration dates of Common Share options outstanding at December 31, 2002 ranged from April 21, 2003 to April 18, 2012. At December 31, 2002, there were 315 employees participating in the Common Share option plans.

        Changes in Class VBN Share options outstanding are summarized as follows:

Number of Class VBN Shares

Year ended December 31	2000

Outstanding at beginning of year	238,000
Options granted	3,500
Options terminated	(241,500)

Outstanding at end of year	—

Available for grant at December 31	—

Exercisable at December 31	—

        In December 2000, pursuant to the terms of the 1997 plan, all outstanding Class VBN Share options totalling 171,500 were terminated in connection with the redemption of the Class VBN Shares and exchanged for 100,700 Common Share options.

        The intrinsic value method is used to account for stock options. Had we elected to recognize the cost of stock-based compensation based on the estimated fair value of stock options granted, net earnings (loss) would have been as follows:

Year ended December 31	2002	2001	2000

Pro forma net earnings (loss)	$ (1,486)	$ 301	$ 396

Pro forma basic earnings (loss) per common share	$ (8.29)	$ 1.49	$ 2.03

        The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Year ended December 31	2002	2001	2000

Stock price at grant date	$ 17.62	$ 16.96	$ 18.16
Exercise price	$ 17.62	$ 16.96	$ 18.16
Weighted-average fair value of
options granted during the year	$ 5.92	$ 6.24	$ 6.66
Expected life of options (years)	3	3	3
Expected stock price volatility	44.1%	47.3%	43.5%
Expected dividend yield	—%	—%	—%
Risk-free interest rate	3.6%	4.8%	6.8%

        Effective January 1, 2003, we will adopt, the fair value method of accounting for stock-based compensation. This change in accounting, which will be adopted prospectively, is expected to decrease net earnings by $3 million for the year ending December 31, 2003.

Note 18. Nature of operations and segment information

        We are a leading producer of nickel and an important producer of copper, precious metals and cobalt. Our operations consist of the finished products segment, which comprises the mining and processing operations in Ontario and Manitoba, Canada, and refining operations in the United Kingdom and interests in refining operations in Japan and other Asian countries, and the intermediates segment, which comprises the mining and processing operations in Indonesia, where nickel in matte, an intermediate product, is produced and sold primarily into the Japanese market. In addition, we hold mineral claims and licenses for development projects which include the Voisey’s Bay nickel-copper-cobalt project under development in the Province of Newfoundland and Labrador and the Goro nickel-cobalt project in the French Overseas Territory of New Caledonia.

        Net sales to customers by product were as follows:

Year ended December 31	2002	2001	2000

Primary nickel	$ 1,654	$ 1,488	$ 2,336
Copper	184	195	225
Precious metals	238	292	249
Cobalt	24	34	42
Other	61	57	65

	$ 2,161	$ 2,066	$ 2,917

        Net sales to customers include sales at market prices to affiliates in Taiwan and South Korea aggregating $346 million in 2002, $245 million in 2001 and $556 million in 2000. No single non-affiliated customer accounted for more than 10 per cent of total sales in 2002, 2001 or 2000. At December 31, 2002, accounts receivable included amounts due from affiliates of $19 million (2001 – $23 million; 2000 – $57 million).

Data by operating segments

	Finished products			Intermediates			Development Projects			Eliminations			Total

Year ended December 31	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000

Net sales to customers	$2,096	2,007	2,836	$ 65	59	81	$ —	—	—	$ —	—	—	$2,161	2,066	2,917
Intersegment sales	—	—	—	256	237	321	—	—	—	(256)	(237)	(321)	—	—	—

Net sales	$2,096	2,007	2,836	$ 321	296	402	$ —	—	—	$(256)	(237)	(321)	$2,161	2,066	2,917

Segment operating
earnings (loss)	$ 308	255	636	$ 53	34	151	$(2,353)	(6)	(7)	$(10)	15	5	$(2,002)	298	785

Currency translation adjustments													5	(39)	(15)
Corporate selling, general and administrative expenses													86	63	57

Operating earnings (loss)													(2,093)	274	743
Interest expense													50	56	83
Other income, net													(40)	(13)	(10)

Earnings (loss) before income and mining taxes and minority interest													$(2,103)	231	670

Depreciation and depletion	$184	190	196	$71	73	68	$—	—	1	$—	—	—	$255	263	265

Capital expenditures	$132	141	144	$42	29	33	$426	93	50	$—	—	—	$600	263	227

Identifiable assets at December 31	$2,100	2,111	2,335	$1,217	1,230	1,301	$4,011	5,730	5,757	$(15)	(5)	(20)	$7,313	9,066	9,373

Other assets													1,227	521	303

Total assets at December 31													$8,540	9,587	9,676

        Other assets, which are not allocated to operating segments, consist of corporate assets, principally cash and marketable securities, investments, deferred charges, pension assets and certain receivables.

Data by geographic location

	Net sales to customers year ended December 31			Property, plant and equipment at December 31

	2002	2001	2000	2002	2001	2000

Canada	$ 80	$ 55	$ 55	$ 4,569	$ 6,864	$ 7,034

United States	667	698	938	22	23	24
United Kingdom	443	520	624	24	34	35
Indonesia	65	59	81	1,067	1,071	1,117
New Caledonia	—	—	—	635	196	113
Japan	313	285	450	18	18	21
Other	593	449	769	10	11	8

Total foreign	2,081	2,011	2,862	1,776	1,353	1,318

Total	$ 2,161	$ 2,066	$ 2,917	$ 6,345	$ 8,217	$ 8,352

        Net sales to customers by geographic location are based on the location in which the sale originated.

Note 19. Financial instruments and commodities contracts

        The carrying values for all financial instruments and commodities contracts approximated fair values with the following exceptions:

December 31	2002		2001		2000

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value

Financial assets:
Cash and marketable securities	$ 1,087	$ 1,087	$ 306	$ 307	$ 193	$ 195
Deferred charges and other assets	208	226	243	221	268	249
Financial liabilities:
Long-term debt including amount due
within one year	1,643	1,686	840	832	1,030	1,016
Derivatives:
LME forward nickel contracts	—	7	—	1	—	(3)
Nickel put options	—	—	—	—	—	5
Palladium fixed price swaps	—	10	—	21	—	(10)
Platinum fixed price swaps	—	(3)	—	3	—	—
Fuel oil swaps	—	3	—	(2)	—	—
Forward currency contracts	—	62	—	(4)	—	1
Interest rate swap	—	8	—	(4)	—	—

        The fair value of financial instruments at December 31 is based on relevant market information and the contractual terms of the applicable instrument or contract. The fair value of cash and marketable securities and investments, including debt securities (both available-for-sale and held-to-maturity investments) and equity investments, is based on market prices at the reporting date for those or similar investments. The fair value of long-term debt, nickel put options, palladium swaps, platinum swaps and the interest rate swap are estimated based on market prices. The fair value of LME forward nickel, fuel oil swaps, forward currency and currency call option contracts generally reflect the estimated amounts that we would receive (pay) to terminate such contracts at the reporting date, thereby taking into account the current unrealized gains or losses in respect of open contracts.

        In general, we do not use derivative instruments to hedge our exposure to fluctuating nickel prices. We do enter into LME forward sales and/or purchase contracts to hedge our exposure to changes in the prices of purchased intermediate and finished nickel and of Inco-source nickel to be delivered to customers at fixed prices three or more months in the future. At December 31, 2002, we had outstanding LME forward contracts to purchase 8,064 tonnes of nickel during 2003 to 2005 at prices ranging from $4,535 to $7,457 per tonne ($2.06 to $3.38 per pound) and LME forward contracts to sell 2,856 tonnes of nickel during 2003 at prices ranging from $6,435 to $7,591 per tonne ($2.92 to $3.44 per pound).

        Depending on market conditions, we enter into precious metals contracts with various financial counterparties. These contracts are intended to provide certain minimum price realizations in respect of a portion of our future production. At December 31, 2002, we had outstanding swap contracts to exchange payments on 24,720 troy ounces of palladium during 2003 and 2005. Under the swap contracts, we receive fixed prices ranging from $295 to $830 per troy ounce and pay a floating price. At December 31, 2002, we had outstanding swap contracts to exchange payments on 69,660 troy ounces of platinum during 2003 and 2004. Under the swap contracts, we receive fixed prices ranging from $500 to $575 per troy ounce and pay a floating price.

        We use fuel oil swap contracts to hedge the effect of energy price changes in respect of a portion of our energy requirements in Indonesia. Under these contracts, we receive or make payments based on the difference between a fixed and a floating price for fuel oil. At December 31, 2002, there were swap contracts with financial institutions to exchange payments on 120,000 tonnes of fuel oil in 2003 and 2004. Under the swap contracts, we pay fixed prices averaging $121.68 per tonne and receive a floating price.

        At December 31, 2002, we had outstanding forward currency contracts to purchase Aus.$390 million, 273 million euros and Cdn.$20 million at average exchange rates of $0.519, $0.883 and $0.643, respectively, during 2003 and 2004. The purpose of these contracts is to hedge a portion of the future construction costs of the planned production facilities for the Goro project in New Caledonia. As discussed in Note 4, a portion of the unrealized gains in the amount of $37 million was recorded as income due to forward currency contracts in the amount of Aus.$223 million and 130 million euros that became ineffective due to the deferral of a portion of the originally planned expenditures for this project. These contracts were subsequently closed out in early January 2003.

        At December 31, 2002, we had an interest rate swap intended to manage the entire amount of the interest rate risk associated with our 9.6% Debentures due 2022. Under the swap, we receive a fixed rate of interest of 9.6 per cent and pay a floating rate at 3.05 per cent over LIBOR. The counterparty to the swap holds a call option giving it the right to cancel the swap commencing in 2002 at an initial premium of 4.8 per cent, declining annually to redemption at par in 2012 and thereafter.

        We are exposed to credit risk in the event of non-performance by counterparties in connection with our derivative contracts. We do not obtain collateral or other security to support derivative instruments subject to credit risk but mitigate this risk by dealing only with financially sound counterparties and, accordingly, do not anticipate loss for non-performance. There is no substantial concentration of credit risk resulting from these contracts.

        We had a limited recourse liability in respect of the sale of undivided interests in certain accounts receivable in the amount of $34 million at December 31, 2002.

        Effective January 1, 2004, we will adopt new accounting guidelines issued by the CICA in respect of hedging relationships. We have determined that there will be no significant impact on our results of operations or financial condition as a result of the adoption of these guidelines.

Note 20. Commitments and contingencies

      (a) Commitments

        The following table summarizes as of December 31, 2002 certain of our long-term contractual obligations and commercial commitments for each of the next five years and thereafter:

	Payments due in

	2003	2004	2005	2006	2007	Thereafter

Purchase obligations	$ 133	$ 152	$ 3	$ —	$ —	$ —
Operating leases	22	17	12	9	5	2
Other	1	1	1	2	3	82

Total	$ 156	$ 170	$ 16	$ 11	$ 8	$ 84

      (b) Contingencies

        In the course of our operations, we are subject to environmental and other claims and legal proceedings. We do not believe that any such pending claims or proceedings will significantly impair our operations or have a material adverse effect on our financial position.

Note 21. Supplemental information

        Supplemental information in connection with the Consolidated Statement of Cash Flows follows:

Year ended December 31	2002	2001	2000

Interest paid, net of capitalized interest	$ 38	$ 61	$ 87

Income and mining taxes paid (refunded), net	$ (9)	$ 190	$ 38

Cash	$ 36	$ 21	$ 11
Marketable securities	1,051	285	182

Cash and marketable securities	$ 1,087	$ 306	$ 193

Note 22. Significant differences between Canadian and United States GAAP

        Our consolidated financial statements are prepared in accordance with Canadian GAAP. The most significant differences between Canadian and United States GAAP, insofar as they affect our consolidated financial statements, relate to accounting for asset impairment, post-retirement benefits, our LYON Notes, derivative instruments, investments, and reporting of comprehensive income.

        The following table reconciles results as reported under Canadian GAAP with those that would have been reported under United States GAAP:

Year ended December 31	2002	2001	2000

Net earnings (loss) - Canadian GAAP	$ (1,481)	$ 305	$ 400
Increased asset impairment charge (a)	(779)	—	—

Increased post-retirement benefits expense (b)	(23)	(22)	(22)
Increased interest expense (c)	(9)	(11)	—
Unrealized net gain (loss) on derivative instruments (d)	5	(4)	—
Taxes on United States GAAP differences	168	15	9
Net earnings (loss) - United States GAAP	$ (2,119)	$ 283	$ 387

Other comprehensive income (loss) (f):
Unrealized net loss on derivatives designated
as cash flow hedges at January 1, 2001 (d)	—	(4)	—
Reclassification to earnings of net loss (gain) on
derivatives designated as cash flow hedges (d)	(19)	4	—
Changes in fair value of derivatives designated
as cash flow hedges (d)	26	23	—
Unrealized gains (losses) on long-term investments (e)	17	(3)	(7)
Unrealized gains (losses) on marketable securities (e)	—	(1)	2
Long-term investments reclassifications (e)	24	—	—
Marketable securities reclassifications (e)	(1)	—	—
Minimum additional pension liability adjustment (b)	(318)	(180)	(155)
Taxes on other comprehensive income (loss)	102	56	65

Other comprehensive loss - United States GAAP (f)	(169)	(105)	(95)

Comprehensive income (loss) - United States GAAP (f)	$ (2,288)	$ 178	$ 292

Net earnings (loss) per share - United States GAAP (g)
Basic	$ (11.73)	$ 1.41	$ 1.99
Diluted	$ (11.73)	$ 1.39	$ 1.82

      (a) Asset impairment charges

        Under United States GAAP, when the net carrying value of a long-lived asset exceeds the future undiscounted cash flows expected to result from the use and eventual disposition of the asset, the excess over its fair value is charged to earnings. In addition, financing costs are excluded from the evaluation of a long-lived asset for impairment purposes under United States GAAP whereas such costs are included under Canadian GAAP. For United States reporting purposes, the non-cash asset impairment charges would have been $2,172 million, net of deferred income and mining taxes of $928 million, in respect of the reduction in the carrying value of the Voisey’s Bay project and $62 million, net of income and mining taxes of $15 million, in respect of the reduction in the carrying value of certain plant, equipment and other assets. Fair value was estimated using discounted probability-weighted expected net cash flows and a risk-free interest rate. For United States segment reporting purposes, pre-tax charges of $3,100 million and $77 million would be included in the development projects and finished products segments, respectively.

      (b) Post-retirement benefits

United States accounting standards for post-retirement benefits are set forth in Statement of Financial Accounting Standards (SFAS) No. 87, No. 88, No. 106 and No. 132.

        Effective January 1, 2000, we adopted a new accounting standard of the CICA in respect of employee future benefits for Canadian reporting purposes. This new standard is substantially identical to United States accounting standards for post-retirement benefits. For Canadian reporting purposes, the excess of the net actuarial gains and losses over 10 per cent of the greater of the post-retirement benefits obligation and the fair value of plan assets is amortized over the expected average remaining service life of employees. For United States reporting purposes, we continue to amortize all actuarial gains and losses systematically over the expected average remaining service life of employees.

        United States GAAP also require the recognition of a minimum additional pension liability in the amount of the excess of the unfunded accumulated benefits obligation over the recorded pension benefits liability; an offsetting intangible pension asset is recorded equal to the unrecognized prior service costs, with any difference recorded as a reduction in accumulated other comprehensive income. At December 31, 2002, the minimum additional pension liability would have been $900 million (2001 – $582 million; 2000 – $423 million) and the intangible pension asset would have been $67 million (2001 – $67 million; 2000 – $88 million), resulting in a $523 million reduction, after taxes, (2001 – $309 million; 2000 – $194 million) in accumulated other comprehensive income.

      (c) LYON Notes

        Under Canadian GAAP, the LYON Notes are classified as an equity instrument. The LYON Notes accrete over the 20-year term of the LYON Notes to their value at maturity through periodic after-tax charges to retained earnings. Under United States GAAP, the LYON Notes would be accounted for as debt and, accordingly, accretion charges and amortization of debt issuance costs would be recorded as interest expense. For United States GAAP, the LYON Notes would be classified as current debt in the 12–month periods in advance of their special conversion dates and as long–term debt during the remainder of their 20–year term.

      (d) Derivative instruments

        Effective January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under these new standards, all derivatives, whether designated in hedging relationships or not, are required to be recorded in the balance sheet at fair value. A derivative must be designated in a hedging relationship in order to qualify for hedge accounting. These new standards include a determination of what portions of hedges are deemed to be effective versus ineffective within the meaning of such standards. In general, a hedging relationship is effective when a change in the fair value of the derivative is offset by an equal and opposite change in the fair value of the underlying hedged item. In accordance with these new standards, effectiveness tests are performed in order to assess effectiveness and quantify ineffectiveness for all designated hedges. At December 31, 2001, we had outstanding fair value hedges and cash flow hedges as defined by these standards. A fair value hedge is a hedge of the change in the fair value of an asset, liability or firm commitment. If a derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. A cash flow hedge is a hedge of the exposure in variability in expected future cash flows that is attributable to a particular risk such as a forecasted purchase or sale. If a derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Ineffective portions of changes in the fair value of the derivatives designated as hedges are recognized in earnings.

        LME forward nickel contracts are used to hedge the effect of fluctuations in the price of nickel with respect to sales of Inco-source nickel to customers for delivery three or more months in the future. These LME forward nickel contracts have been designated as fair value hedges in connection with firm sale commitments. For the year ended December 31, 2002, a gain of $0.2 million, before taxes, ($0.1 million after taxes) was credited to net sales due to the ineffectiveness of such outstanding fair value hedges and a loss of $0.1 million was credited to other income, net due to hedged firm commitments no longer qualifying as a fair value hedge. At December 31, 2002, we had an interest rate swap intended to manage the interest rate risk associated with a portion of our fixed-rate debt, which has been designated as a fair value hedge. The interest rate swap changes our exposure to interest rate risk by effectively converting a portion of our fixed-rate debt to a floating rate.

        Depending on market conditions, we enter into precious metals fixed price swap contracts and nickel option contracts with various financial counterparties who must meet certain established criteria. These contracts, which have been designated as cash flow hedges, are intended to provide certain minimum price realizations in respect of a portion of forecasted sales. In addition, we have entered into forward currency contracts to hedge a portion of the future construction costs of our planned production facilities in New Caledonia that will be denominated in currencies other than the U.S. dollar. For the year ended December 31, 2002, we recognized a net gain of $1.2 million, before taxes, ($0.7 million after taxes) in other income, net which represented the total ineffectiveness of our outstanding cash flow hedges. A gain of $39 million, including $2 million with respect to the reclassification of comprehensive income, was credited to the charge for Goro project suspension costs due to hedged forecasted cash flows no longer qualifying as a cash flow value hedge. At December 31, 2002, $29 million, before taxes, ($17 million after taxes) of deferred net gains on derivative instruments recorded in other comprehensive income are expected to be reclassified to net sales during the next 12 months. The maximum term over which cash flows are hedged is 36 months.

        We also purchase and sell metals, fuel oil and foreign currencies which have not been specifically identified as hedges in accordance with SFAS No. 133. With respect to metals, we use forward contracts to manage the price risk associated with copper, gold and purchases of nickel and copper from third parties to meet our customers’ requirements. With respect to fuel oil, we use swaps to manage the cost of a portion of our energy requirements in Indonesia. With respect to foreign currencies, by virtue of our international operations, we conduct business in a number of foreign currencies other than the U.S. dollar. Our primary exchange risk is to changes in the value of the Canadian dollar, the currency in which a substantial portion of our costs are incurred, relative to the U.S. dollar. The impact of this risk is reduced by entering into forward contracts and foreign currency options which typically do not extend beyond one year. At December 31, 2002, an unrealized net loss of $3 million, before taxes, ($2 million after taxes) was charged to other income, net in respect of derivative instruments which were not specifically designated as hedges.

        The adoption of these new accounting standards on January 1, 2001 did not result in a cumulative effect of an accounting change.

      (e) Investments

        United States accounting standards for equity investments, which are set forth in SFAS No. 115, require that certain equity investments not held for trading be recorded at fair value with unrealized holding gains and losses excluded from the determination of earnings and reported as a separate component of other comprehensive income. At December 31, 2002, deferred charges and other assets would have increased by $19 million (2001 – decrease of $22 million; 2000 – decrease of $19 million), cash and marketable securities would have increased by $nil million (2001 – $1 million; 2000 – $2 million) and accumulated other comprehensive loss would have decreased by $19 million (2001 – increase of $21 million; 2000 – increase of $17 million).

         (f) Comprehensive income

        United States accounting standards for reporting comprehensive income are set forth in SFAS No. 130. Comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and certain foreign currency translation gains and losses.

         (g) Earnings (loss) per share

        The computation of basic and diluted earnings (loss) per share under United States GAAP was as follows:

Year ended December 31	2002	2001	2000

Basic earnings (loss) per share computation
Numerator:
Net earnings (loss)	$ (2,119)	$ 283	$ 387
Dividends on preferred shares	(26)	(26)	(26)

Net earnings (loss) applicable to common shares	$ (2,145)	$ 257	$ 361

Denominator:
Weighted-average common shares outstanding (thousands)	182,830	182,074	181,727

Basic earnings (loss) per common share	$ (11.73)	$ 1.41	$ 1.99

Diluted earnings (loss) per share computation
Numerator:
Net earnings (loss) applicable to common shares	$ (2,145)	$ 257	$ 361
Dilutive effect of:

Convertible debentures	--	6	13

Net earnings (loss) applicable to common shares, assuming dilution $	(2,145)	$ 263	$ 374

Denominator:
Weighted-average common shares outstanding (thousands)	182,830	182,074	181,727
Dilutive effect of:
Class VBN shares	--	--	12,397
Convertible debentures	--	5,750	9,931
Stock options	--	868	1,089

Weighted-average common shares outstanding, assuming dilution	182,830	188,692	205,144

Diluted earnings (loss) per common share	$ (11.73)	$ 1.39	$ 1.82

        In 2002, debentures convertible into 9,705,111 Common Shares (2001 – 4,180,601; 2000 – nil), options on 7,476,506 Common Shares (2001 – 5,261,534; 2000 – 4,082,534), Preferred Shares convertible into 11,277,868 Common Shares (2001 – 11,277,987; 2000 – 11,278,017) and Warrants exercisable for 11,023,497 Common Shares (2001 – 11,021,947; 2000 – 10,997,903) were excluded from the computation of diluted earnings (loss) per Common Share because their effects were not dilutive.

      (h) Stock-based compensation

        Effective January 1, 2001, we adopted a new accounting standard of the CICA in respect of stock–based compensation. This new standard is substantially identical to United States GAAP. For further information, reference is made to Note 2(c). Under United States GAAP, had we elected to recognize the cost of our stock-based compensation based on the estimated fair value of stock options granted, results would have been as follows:

Year ended December 31	2002	2001	2000

Pro forma net earnings (loss)	$ (2,124)	$ 279	$ 383
Pro forma basic earnings (loss) per common share	$ (11.76)	$ 1.39	$ 1.96

        The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions noted in Note 17.

      (i) Preferred shares

        For United States reporting purposes, the Preferred Shares Series E would be excluded from shareholders’ equity in the Consolidated Balance Sheet.

        The following tables compare results reported under Canadian GAAP with those that would have been reported under United States GAAP, together with the cumulative effect on balance sheet accounts. Quarterly results are unaudited.

	Canadian GAAP			United States GAAP

Year ended December 31	2002	2001	2000 (Restated)	2002	2001	2000 (Restated)

Net earnings (loss)
First quarter	$ 11	$ 85	$ 101	$ 7	$ 81	$ 101
Second quarter	(1,582)	192	154	(2,210)	174	154
Third quarter	91	33	62	88	39	53
Fourth quarter	(1)	(5)	83	(4)	(11)	79

Year	$ (1,481)	$ 305	$ 400	$ (2,119)	$ 283	$ 387

Net earnings (loss) per common share
Basic	$ (8.27)	$ 1.52	$ 2.06	$ (11.73)	$ 1.41	$ 1.99

Diluted	$ (8.27)	$ 1.49	$ 1.89	$ (11.73)	$ 1.39	$ 1.82

	Canadian GAAP			United States GAAP

December 31	2002	2001	2000	2002	2001	2000

Assets:
Cash and marketable securities	$ 1,087	$ 306	$ 193	$ 1,087	$ 307	$ 195
Accounts receivable	251	277	310	289	303	310
Property, plant and equipment	6,345	8,217	8,352	5,566	8,217	8,352
Deferred charges and other assets	208	243	268	141	164	230
Liabilities:
Long-term debt due within one year	97	81	78	97	317	78
Other accrued liabilities	210	189	159	217	194	159
Long-term debt	1,546	759	952	1,781	755	952
Deferred income and mining taxes	1,364	2,117	2,401	882	1,901	2,251
Post-retirement benefits	475	451	469	1,304	957	807
Shareholders' equity:
LYON Notes	238	231	—	—	—	—
Retained earnings (deficit)	(317)	1,194	918	(991)	1,154	897
Accumulated other comprehensive loss	—	—	—	(485)	(316)	(211)

        Changes in retained earnings and accumulated other comprehensive loss under United States GAAP were as follows:

Year ended December 31	2002	2001	2000

Retained earnings at beginning of year	$ 1,154	$ 897	$ 536
Net earnings (loss)	(2,119)	283	387
Preferred dividends	(26)	(26)	(26)

Retained earnings (deficit) at end of year	$ (991)	$ 1,154	$ 897

Accumulated other comprehensive loss at beginning of year	$ (316)	$ (211)	$(116)
Other comprehensive loss	(169)	(105)	(95)

Accumulated other comprehensive loss at end of year	$ (485)	$ (316)	$(211)

Recent Accounting Pronouncements

        Effective December 31, 2002, we have adopted, for United States reporting purposes, Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. The interpretation clarifies the requirements for disclosure of certain types of guarantees. The Interpretation also requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. There was no significant impact on our results of operations or financial condition as a result of the adoption of this interpretation.

        Effective December 31, 2002, we have adopted, for United States reporting purposes, FASB Interpretation No. 46, Consolidation of Variable Interest Entities – an interpretation of ARB No. 51. The interpretation addresses the consolidation of variable interest entities and provides guidance with respect to disclosure. There was no significant impact on our results of operations or financial condition as a result of the adoption of this interpretation.

        Effective January 1, 2002, for United States reporting purposes, we adopted SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibits the use of the pooling of interests method. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment–only approach and, as a result, the amortization of goodwill has ceased. These new standards conform substantially to similar new standards issued by the CICA, which we also adopted in the first quarter of 2002. There was no significant impact on our results of operations or financial condition as a result of the adoption of these standards.

        Effective January 1, 2002, for United States reporting purposes, we adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30. SFAS No. 144 requires that a fair value determination be made for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. The initial adoption of the new standard had no significant impact on our results of operations or financial condition.

        Effective July 1, 2002, we adopted, for United States reporting purposes, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carrier and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of the new standard did not have a significant impact on our results of operations or financial condition.

        Effective January 1, 2003, we will adopt, for United States reporting purposes, SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, retirement obligations will be recognized when incurred and recorded as liabilities at fair value. The liability will be accreted over time through periodic charges to earnings. In addition, the asset retirement cost will be capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. The adoption of the new standard will not have a significant impact on our results of operations or financial condition.

        Effective January 1, 2003, we will adopt, for United States reporting purposes, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination, an asset retirement obligation covered by SFAS No. 143 or with a disposal activity covered by SFAS No. 144. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred provided that such fair value can be reasonably estimated. An exception applies for certain one-time termination benefits that are incurred over time. The adoption of the new standard is not expected to have a significant impact on our results of operations or financial condition.

        Effective January 1, 2003, we will adopt, for United States reporting purposes, SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FAS 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective January 1, 2003, we have adopted, for stock options granted in 2003 and in future years, the fair value based method of accounting for our stock-based employee compensation. This change in accounting is expected to decrease net earnings by about $3 million for the year ending December 31, 2003.